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                                                                      EXHIBIT 12

       COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES AND PREFERRED STOCK
                             DIVIDEND REQUIREMENTS


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
                                                    SIX MONTHS ENDED          THREE MONTHS ENDED
                                           --------------------------------------------------------
                                                       JUNE 30,                     JUNE 30,
                                                  2002         2001            2002          2001
                                           --------------------------------------------------------
Net income                                    $ 1,485,553   $ 1,440,060     $ 813,328    $ 700,999
Fixed charges:
Income before fixed charges                   $ 1,485,553   $ 1,440,060     $ 813,328    $ 700,999
Fixed charges, as above
Preferred stock dividend requirements         $   900,450   $   900,450     $ 450,225    $ 450,225
Fixed charges including preferred
   stock dividends                            $   900,450   $   900,450     $ 450,225    $ 450,225
Ratio of income to fixed charges and
   preferred stock dividend requirements             1.65          1.60          1.81         1.56
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